EXHIBIT 21

SUBSIDIARIES OF BANTA CORPORATION

LIST OF SUBSIDIARIES	OWNERSHIP BY BANTA CORPORATION OR ONE OF IT'S SUBSIDIARIES	STATE OR JURISDICTION OF INCORPORATION OR ORGANIZATION
Banta Direct Marketing, Inc.	100%	Minnesota
Banta Europe BV	100%	The Netherlands
Banta Europe Corporation	100%	The Netherlands
Banta Healthcare Group, Ltd.	100%	Wisconsin
Banta Security Printing, Inc.	100%	Wisconsin
Banta Global Turnkey B.V	100%	The Netherlands
Banta Global Turnkey Ltd.	100%	Ireland
Banta Global Turnkey Ltd.	100%	Scotland
Banta Packaging & Fulfillment, Inc.	100%	Wisconsin
Banta Specialty Converting, LLC	100%	Wisconsin
Danbury Printing & Litho, Inc.	100%	Minnesota
Banta Integrated Media - Cambridge, Inc	100%	Massachusetts
United Graphics, Inc.	100%	Washington
Wrapper, Inc.	100%	Wisconsin
Banta Publications-Greenfield, Inc.	100%	Ohio
Banta Direct Marketing-Berkeley, Inc.	100%	Minnesota
Meadows Information Systems, Inc.	100%	Wisconsin
Greenfield Holdings Corp.	100%	Pennsylvania
Type Designs, Inc.	100%	Georgia
Banta Holding Corp.	100%	Wisconsin
Banta Hong Kong, Ltd.	100%	Hong Kong
Banta Global Turnkey (Singapore) Pte. Ltd.	100%	Singapore
Banta Southeastern, Inc.	100%	Tennessee
Banta Finance Corporation	100%	Minnesota
Banta Global Turnkey - Guadalajara Sde RL de CV	100%	Mexico
BGT Services, Guadalajara Sde RL de CV	100%	Mexico
BGT - US, LLC	100%	Wisconsin
Banta Global Turnkey, Ltd.	100%	Texas Partnership
Banta Global Turnkey Kft	100%	Hungary